EXHIBIT 99.1

MercadoLibre, Inc. Reports First Quarter 2015 Financial Results

* 27.5 million Sold Items, up 26%, 14.8 million Total Payment Transactions, up 62%

* Net Revenues of $148.1 million, growing 28% in USD, 100% in local currencies

* Net Income was $1.7 million resulting in a $0.04 EPS. Excluding one-time effects of Venezuelan devaluation, Net Income would have been $34.6 million resulting in a $0.78 EPS.

BUENOS AIRES, Argentina, May 6, 2015 (GLOBE NEWSWIRE) -- MercadoLibre, Inc. (Nasdaq:MELI) (http://www.mercadolibre.com), Latin America's leading e-commerce technology company, today reported first quarter financial results for the period ended March 31, 2015.

Pedro Arnt, Chief Financial Officer of MercadoLibre, Inc., commented, "The first quarter confirms the sustained momentum of our business, and points a clear direction for our company for the remainder of 2015: replicating the success we are seeing in the roll-out of our enhanced marketplace services in the areas of payments, financing, shipping and branded merchant offerings throughout all our geographies. We are confident that if we are successful in executing on this strategy we will be in great shape for the future."

First Quarter 2015 Operational Highlights

  Items sold in the first quarter of 2015 increased 26.4% to 27.5 million. Gross Merchandise Volume was $1,649.1 million, an 8.2% decrease in USD, impacted mainly by year over year changes in foreign exchange rates. In local currencies, Gross Merchandise Volume grew 77.5%.
  MercadoPago's Total Payment Transactions grew 61.6% to 14.8 million, showing acceleration for the sixth consecutive quarter. Total Payment Volume was $1,037.3 million, a year-over-year growth of 102.2% in local currencies and 56.2% in USD.

Enhanced marketplace roll-out translating into improved operating and financial results:

  MercadoPago's on platform penetration reached a record high of 50%, over 20 percentage points higher than last year, with Brazil surpassing 90% penetration.
  Financing continued its high-pace adoption, with the interest-free listing type accounting for 48% of Gross Merchandise Volume in Brazil and 14% in Mexico by the end of the quarter.
  Merchant services solution, offering MercadoPago off MercadoLibre's platform, saw Total Payment Volume acceleration of 37% year over year in dollars, 65% in local currencies, led by Brazil and Argentina.
  MercadoEnvios shipped over 40% of Brazil's items sold, nearly 20% in Argentina and close to 10% in Mexico after just 5 months of operation.
  Over 750 total branded stores selling through the marketplace in the first quarter of 2015, vs 85 in 2014.
  Q1 was the 7th consecutive quarter of increases in NPS, over 20 percentage points of improvement compared to March of 2014.

First Quarter 2015 Financial Highlights

  Net revenues for the first quarter were $148.1 million, a year-over-year growth of 28.4%. Excluding Venezuela, Net revenues grew 39.7% in USD and 64.5% in local currencies. Brazil, our biggest market, grew revenues by 58.4% in local currencies.
  Gross profit was $103.4 million. Gross profit margin was 69.8%, down from 72.7% in the first quarter of 2014. Margin decline was driven mainly by two reasons: the increased penetration of lower-margin MercadoPago and a step-up in sales taxes. These two were partially offset by scale in customer support, as we continue to streamline our operations
  As reported in the Form 8k of April 6, the company adopted the SIMADI floating exchange rate in Venezuela as of March 31, 2015. As of such date, the SIMADI Exchange rate was 192.95 BsF per U.S. dollar. As a result, the company recorded a $32.8 million loss in the quarter that includes: an impairment charge on long-lived assets of $16.2 million, a forex loss of $20.4 million and a deferred income tax gain of $3.8 million. Revenues and expenses incurred by the Venezuelan operation during Q1 were converted to U.S. dollars using the SICAD 2 exchange rate (at an average of 52 BsF per U.S. dollar).
  Total operating expenses were $77.8 million. Excluding the one-off Venezuela charge of $16.2 million, total operating expenses would have been $61.6 million, or 41.6% of net revenues, down from 43.2% in last year's first quarter. Scale is explained by successful collection efforts, leading to improvements in bad debt and chargebacks as well as efficiencies in outside services, though partially offset by yearly salary adjustments, higher long term retention plan accrual and higher investments in MercadoLibre's buyer protection program.
  Income from operations was, as a result, $25.6 million; a year-over-year decline of 24.7% in USD. Excluding the one-time effects of the Venezuelan devaluation, Income from operations would have been $41.8 million, a 23.0% year-over-year growth in USD and 28.2% of revenues, decreasing from 29.5% in the year ago period.
  Interest income grew 41.9% year-over-year to $4.3 million, attributable to higher interest rates on larger amounts invested, including customer's stored balance from MercadoPago and the proceeds from the Convertible Bond issued in the second quarter of 2014.
  The company saw a $5.0 million loss in financial expenses, a majority of those corresponding to interest accrual on the abovementioned Convertible Bond.
  Our forex was negative $8.6 million, including the one-time loss of $20.4 million due to the depreciation of our net monetary asset position in local currency in Venezuela, partially offset by the appreciation of USD holdings in Brazil.
  Net income before taxes was $16.4 million. Excluding the one-time effects of the Venezuelan devaluation, net income before taxes would have been $53.0 million, a 35.6% year-over-year growth in USD.
  Income tax expense was $14.7 million in the first quarter, after recording the $3.8 million tax gain derived from the adoption of the SIMADI exchange rate in Venezuela.
  Excluding the devaluation's impacts on G&A, forex, and tax, the blended tax rate for the first quarter would have been 34.8%, compared to 22.4% last year's first quarter. The year-on-year increase results mainly from a higher tax rate in Argentina due to the expiration of the Software Development Law in September of 2014.
  Net income for the quarter was $1.7 million. Excluding the one-time effects of the Venezuelan devaluation, net income would have been $34.6 million, a year-over-year growth of 14.0% in USD, or 23.3% of revenues, versus 26.3% last year.
  Earnings per share were $0.04. Excluding the one-offs, earnings per share would have been $0.78, versus $0.69 the first quarter of 2014.
  Free cash flow, defined as cash from operating activities less payment for the acquisition of property, equipment, intangible assets and payment for acquired businesses net of cash acquired, was $29.9 million.*
  The company declared a quarterly dividend of $0.103 per share, payable on July 15, 2015 to shareholders of record as of the close of business on June 30, 2015.

 (*) See note on "Non-GAAP Financial Measures"

The following table summarizes certain key performance metrics for the three months ended March 31, 2015 and 2014.

Three months ended March 31, (in MM)	2015	2014	%YoY	%YoY Constant USD
Total confirmed registered users at the end of period	126.7	103.7	22.1%	--
New confirmed registered users during the period	5.7	4.3	34.4%	--
Gross merchandise volume	$ 1,649.1	$ 1,797.3	-8.2%	77.5%
Items sold	27.5	21.7	26.4%	--
Total payments volume	$ 1,037.3	$ 664.0	56.2%	102.2%
Total payments transactions	14.8	9.2	61.6%	--

The table above may not total due to rounding.

Table of Year-on-Year Local Currency Revenue Growth Rates by Quarter

	YoY Growth rates at previous years exchange rates
Consolidated Net Revenues
	Q1'14	Q2'14	Q3'14	Q4'14	Q1'15
Brazil	30%	34%	49%	61%	58%
Argentina	65%	76%	84%	98%	94%
Mexico	9%	25%	23%	21%	32%
Venezuela	116%	167%	220%	253%	284%
Others	32%	53%	59%	61%	33%
Total	50%	66%	89%	109%	100%

Conference Call and Webcast

The Company will host a conference call and audio webcast on May 6, 2015 at 4:30 p.m. Eastern Time. The conference call may be accessed by dialing +(970) 315-0420 or +(877) 303-7209 (Conference ID 37102042) and requesting inclusion in the call for MercadoLibre. The live conference call can be accessed via audio webcast at the investor relations section of the Company's website, at http://investor.mercadolibre.com. An archive of the webcast will be available for one week following the conclusion of the conference call.

Definition of Selected Operational Metrics

Total confirmed registered users – Measure of the cumulative number of users who have registered on the MercadoLibre platform (including MercadoPago) and confirmed their registration. Since July '12, registration and confirmation take place in the same step of the registration flow.

New confirmed registered users – Measure of the number of new users who have registered on the MercadoLibre platform (including MercadoPago) and confirmed their registration. Since July'12, registration and confirmation take place in the same step of the registration flow.

Gross merchandise volume – Measure of the total U.S. dollar sum of all transactions completed through the MercadoLibre Marketplace, excluding motor vehicles, vessels, aircraft, real estate, and services.

Items sold – Measure of the number of items sold/purchased through the MercadoLibre Marketplace.

Total payment volume – Measure of total U.S. dollar sum of all transactions paid for using MercadoPago.

Total payment transactions – Measure of the number of all transactions completed using MercadoPago.

Operating margin – Defined as income from operations as a percentage of net revenues.

Blended tax rate – Defined as income and asset tax expense as a percentage of income before income and assets tax.

Net income margin – Defined as net income as a percentage of net revenues.

Free Cash Flow – Defined as cash flows from operating activities less property, equipment, intangible assets and payment for acquired business net of cash acquired.

Local Currency Growth Rates – Calculated by using the average monthly exchange rate for each month during the previous year and applying it to the corresponding month in the current year, so as to calculate what the growth would have been had exchange rates been the same throughout both periods.

Excluding Venezuela – Given the current currency distortions and hyperinflation present in Venezuela, the Company's growth data disclosed above excludes the impact of the results of operations from its Venezuelan subsidiaries. The disclosure of this data enables investors to evaluate the company's operating performance from period to period without the distortions caused by Venezuela's hyperinflation and foreign exchange policies.

About MercadoLibre

Founded in 1999, MercadoLibre is Latin America's leading e-commerce technology company. Through its primary platforms, MercadoLibre.com and MercadoPago.com, it provides solutions to individuals and companies buying, selling, advertising, and paying for goods and services online.

MercadoLibre.com serves millions of users and creates a market for a wide variety of goods and services in an easy, safe and efficient way. The site is among the top 50 in the world in terms of page views and is the leading retail platform in unique visitors in the major countries in which it operates according to metrics provided by comScore Networks.  The Company is listed on NASDAQ (Nasdaq:MELI) following its initial public offering in 2007.

For more information about the Company visit: http://investor.mercadolibre.com.

The MercadoLibre, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4193

Consolidated balance sheets

	March 31,	December 31,
	2015	2014
	(In thousands of dollars, except par value)
Assets
Current assets:
Cash and cash equivalents	$ 219,768	$ 223,144
Short-term investments	148,052	148,810
Accounts receivable, net	54,054	46,672
Credit cards receivables, net	133,644	85,162
Prepaid expenses	6,433	3,458
Deferred tax assets	11,222	11,520
Other assets	15,002	13,984
Total current assets	588,175	532,750
Non-current assets:
Long-term investments	190,152	205,265
Property and equipment, net	75,945	91,545
Goodwill	65,577	68,829
Intangible assets, net	22,801	23,171
Deferred tax assets	13,817	21,554
Other assets	20,316	23,734
Total non-current assets	388,608	434,098

Total assets	$ 976,783	$ 966,848
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$ 58,160	$ 58,006
Funds payable to customers	193,188	165,034
Salaries and social security payable	36,212	28,777
Taxes payable	23,733	26,013
Loans payable and other financial liabilities	1,565	1,642
Deferred tax liabilities	1,673	1,645
Other liabilities	4,081	4,176
Dividends payable	4,548	7,330
Total current liabilities	323,160	292,623
Non-current liabilities:
Salaries and social security payable	12,193	11,326
Loans payable and other financial liabilities	286,180	282,184
Deferred tax liabilities	18,774	18,746
Other liabilities	5,358	6,181
Total non-current liabilities	322,505	318,437
Total liabilities	$ 645,665	$ 611,060
Commitments and contingencies

Equity:
Common stock, $0.001 par value, 110,000,000 shares authorized, 44,154,932 and 44,154,572 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	$ 44	$ 44
Additional paid-in capital	137,692	137,645
Retained earnings	350,346	353,173
Accumulated other comprehensive loss	(156,964)	(135,074)
Total Equity	331,118	355,788
Total Liabilities and Equity	$ 976,783	$ 966,848

Consolidated statements of income

	Three Months Ended March 31,
	2015	2014
	(In thousands)
Net revenues	$ 148,103	$ 115,382
Cost of net revenues	(44,708)	(31,540)
Gross profit	103,395	83,842
Operating expenses:
Product and technology development	(17,245)	(12,257)
Sales and marketing	(26,202)	(22,352)
General and administrative	(18,134)	(15,232)
Impairment of Long-Lived Assets	(16,226)	—
Total operating expenses	(77,807)	(49,841)
Income from operations	25,588	34,001
Other income (expenses):
Interest income and other financial gains	4,308	3,036
Interest expense and other financial losses	(4,950)	(1,027)
Foreign currency (losses) gains	(8,570)	3,093
Net income before income / asset tax expense	16,376	39,103
Income / asset tax expense	(14,655)	(8,775)
Net income	$ 1,721	$ 30,328
Less: Net Income attributable to Redeemable
Noncontrolling Interest	—	64
Net income attributable to MercadoLibre, Inc. shareholders	$ 1,721	$ 30,264

	Three Months Ended March 31,
	2015	2014
Basic EPS
Basic net income attributable to MercadoLibre, Inc.
Shareholders per common share	$ 0.04	$ 0.69
Weighted average of outstanding common shares	44,154,796	44,153,818
Diluted EPS
Diluted net income attributable to MercadoLibre, Inc.
Shareholders per common share	$ 0.04	$ 0.69
Weighted average of outstanding common shares	44,154,796	44,153,818
Cash Dividends declared	0.103	0.166

Consolidated statements of cash flows

	Three Months Ended March 31,
	2015	2014
	(In thousands)
Cash flows from operations:
Net income attributable to MercadoLibre, Inc. Shareholders	$ 1,721	$ 30,264
Adjustments to reconcile net income to net cash provided by operating activities:
Net income attributable to Redeemable Noncontrolling Interest	—	64
Devaluation Loss (Gain), net	10,862	(2,658)
Impairment of Long-Lived Assets	16,226	—
Depreciation and amortization	5,081	3,519
Accrued interest	(2,780)	(2,019)
Convertible bonds accrued interest and amortization of debt discount	3,984	—
Long Term Retention Program accrued compensation	3,327	766
Deferred income taxes	6,118	(4,675)
Changes in assets and liabilities:
Accounts receivable	(27,923)	(9,410)
Credit Card Receivables	(54,763)	(9,871)
Prepaid expenses	(3,451)	(962)
Other assets	(2,306)	925
Accounts payable and accrued expenses	30,395	11,755
Funds payable to customers	48,683	7,366
Other liabilities	181	318
Interest received from investments	2,824	2,246
Net cash provided by operating activities	38,179	27,628
Cash flows from investing activities:
Purchase of investments	(420,070)	(386,755)
Proceeds from sale and maturity of investments	431,636	379,720
Purchases of intangible assets	(942)	(144)
Purchases of property and equipment	(7,315)	(6,966)
Net cash provided by (used in) investing activities	3,309	(14,145)
Cash flows from financing activities:
Payments on loans payable and other financial liabilities	(139)	(582)
Dividends paid	(7,330)	(6,314)
Net cash used in financing activities	(7,469)	(6,896)
Effect of exchange rate changes on cash and cash equivalents	(37,395)	(15,732)
Net decrease in cash and cash equivalents	(3,376)	(9,145)
Cash and cash equivalents, beginning of the period	223,144	140,285
Cash and cash equivalents, end of the period	$ 219,768	$ 131,140

Financial results of reporting segments

	Three Months Ended March 31, 2015
	(In thousands)
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total
Net revenues	$ 68,498	$ 47,431	$ 9,437	$ 13,955	$ 8,782	$ 148,103
Direct costs	(39,681)	(24,785)	(5,969)	(4,204)	(5,172)	(79,811)
Impairment of Long-lived Assets	—	—	—	(16,226)	—	(16,226)
Direct contribution	28,817	22,646	3,468	(6,475)	3,610	52,066

Operating expenses and indirect costs of net revenues						(26,478)
Income from operations						25,588
Other income (expenses):
Interest income and other financial gains						4,308
Interest expense and other financial losses						(4,950)
Foreign currency losses						(8,570)
Net income before income / asset tax expense						$ 16,376
	Three Months Ended March 31, 2014
	(In thousands)
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total
Net revenues	$ 52,434	$ 27,962	$ 8,083	$ 19,357	$ 7,546	$ 115,382
Direct costs	(30,517)	(16,916)	(4,578)	(5,635)	(3,914)	(61,560)
Direct contribution	21,917	11,046	3,505	13,722	3,632	53,822

Operating expenses and indirect costs of net revenues						(19,821)
Income from operations						34,001
Other income (expenses):
Interest income and other financial gains						3,036
Interest expense and other financial losses						(1,027)
Foreign currency gains						3,093
Net income before income / asset tax expense						$ 39,103

Non-GAAP Financial Measures

To supplement our interim condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (U.S. GAAP), we use free cash flows, adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share as non-GAAP measures.

These non-GAAP measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. These non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the most comparable GAAP financial measures.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures can be found in the tables included in this press release.

Non-GAAP financial measures are provided to enhance investors' overall understanding of our current financial performance. Specifically, we believe that free cash flow provides useful information to both management and investors by excluding payments for the acquisition of property, equipment, of intangible assets and of acquired businesses net of cash acquired, that may not be indicative of our core operating results. In addition, we report free cash flows to investors because we believe that the inclusion of this measure provides consistency in our financial reporting.

Free cash flow represents cash from operating activities less payment for the acquisition of property, equipment and intangible assets and acquired businesses net of cash acquired. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our operations after the purchase of property, equipment, of intangible assets and of acquired businesses net of cash acquired. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period.

Reconciliation of Operating Cash Flows to Free Cash Flows:

	Three Months Ended March 31,
	2015	2014

Net Cash provided by Operating Activities	$ 38.2	$ 27.6

Purchase of intangible assets	(0.9)	(0.1)

Purchases of property and equipment	(7.3)	(7.0)

Free cash flows	$ 29.9	$ 20.5

The table above may not total due to rounding.

Moreover, the company believes that adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share provide useful information to both management and investors by excluding the foreign exchange loss attributable to the devaluation in Venezuela, and the impairment of long-lived assets, because it may not be indicative of the ordinary course of the business. In addition, the company reports adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share to investors because the inclusion of these measures provides consistency in the Company's financial reporting and because these financial measures provide useful information to management and investors about what adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share, would have been, had the foreign exchange loss and impairment of long-lived assets in Venezuela not occurred.A limitation of the utility of adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share, as measures of financial performance, is that these measures do not represent the total foreign exchange effect in the Income Statement for the three-month period ended March 31, 2015.

Reconciliation of these non-gaap financial measures:

	Three-months periods ended (**)
	March 31, 2015		March 31, 2014
Net income before income / asset tax expense	$ 16.4		$ 39.1
Devaluation loss in Venezuela	20.4		1.3
Impairment of long-lived assets in Venezuela	16.2		—
Adjusted Net income before income / asset tax expense	$ 53.0		$ 40.4
Income and asset tax expense	$ (14.7)		$ (8.8)
Income tax effect on devaluation loss in Venezuela	(3.8)	(1)	(3.9)	(1)
Adjusted Income and asset tax	$ (18.5)		$ (12.7)
Net Income	$ 1.7		$ 30.3
Devaluation loss in Venezuela	20.4		1.3
Impairment of long-lived assets in Venezuela	16.2		—
Income tax effect on devaluation loss in Venezuela	(3.8)	(1)	(3.9)	(1)
Adjusted Net Income	$ 34.6		$ 27.7
Weighted average of outstanding common shares	44,154,932		44,153,818
Adjusted Earnings per share	$ 0.78		$ 0.63
Adjusted Blended Tax Rate (2)	34.8%		31.4%

(**) Stated in millions of U.S. dollars. The table above may not total due to rounding.
(1) Income tax charge related to the Venezuela devaluation under local tax norms.
(2) Adjusted Income and asset tax over Adjusted Net income before income / asset tax expense.
CONTACT: MercadoLibre, Inc.
         Investor Relations
         investor@mercadolibre.com
         http://investor.mercadolibre.com